News Release

Companies, Plaintiffs’ Attorneys Propose RAL Settlement to Court

HSBC Taxpayer Financial Services Inc., H&R Block and Plaintiff Class Representative
Submit Settlement for U.S. District Court’s Approval;
Settlement Would Resolve All Current RAL-Related Class Action Litigation

        CHICAGO, Ill. – HSBC Taxpayer Financial Services Inc. and H&R Block (NYSE:HRB) have reached an agreement with the plaintiff class representative and class counsel Kirby, McInerney and Squire, LLP and Levy, Angstreich, Finney, Baldante, Rubenstein & Coren, P.C., that would settle a 1998 Chicago class action lawsuit related to refund anticipation loans, as well as end all current RAL-related class action litigation against the companies.

        The proposed settlement was filed today in an action that has been pending in the U.S. District Court for the Northern District of Illinois, under the caption Lynne A. Carnegie v. Household International, Inc., et al. The proposed settlement would cover all refund anticipation loans that had been funded by various lenders through H&R Block as well as many refund anticipation loans that were funded by Beneficial National Bank, Household Bank f.s.b., and various lenders with which HSBC Taxpayer Financial Services had agreements through other tax preparers from 1987, when such loans first were offered, through the end of the 2005 tax season. Overall, the proposed nationwide settlement class would include more than 28 million consumers and cover more than 55 million individual refund anticipation loan transactions.

        The proposed settlement provides for $110 million cash and a total of $250 million in freely transferable redeemable coupons. The cash would be distributed to class members who submit a timely proof of claim, based on the number of RALs they had obtained. The coupons would have a face value of $6 and be distributed to all class members, subject to certain exceptions, also based primarily on the number of RALs they had obtained. The coupons, which have a three-year tax season life and can be aggregated up to four coupons per tax season, can be used in connection with any retail tax preparation services at any H&R Block retail location, or for online H&R Block tax preparation-related services and tax preparation software, over the next three annual tax seasons.

        The proposed settlement would also require that H&R Block continue to use a six-step disclosure process to assure that H&R Block offers the “best-in-class” practices available for future refund anticipation loans to consumers. These practices would outline all tax filing options and costs, and the time required to receive refunds with each option, for refund anticipation loan clients at H&R Block offices. The goal is to ensure that consumers have all the information necessary to make smart choices that meet their financial needs.

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RAL Settlement – page 2

        The proposed settlement is subject to the review and approval of U.S. District Judge Elaine Bucklo. If Judge Bucklo grants preliminary approval of the settlement, notices are anticipated to be mailed to class members within 45 days thereafter. Class members would have the right to exclude themselves from the settlement, subject to certain limitations, or to object to its terms at a fairness hearing that would be held later in 2005.

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Media Contacts:

James Pieper, 847-564-7665 – For HSBC Taxpayer Financial Services
Linda McDougall, 816-932-7542 – For H&R Block
Steven E. Angstreich, Esquire, 800-601-1616 – For Plaintiffs
Peter Linden, Esquire, 888-529-4787 – For Plaintiffs